Exhibit 8.2

[Letterhead of Sullivan & Cromwell LLP]

September 16, 2013

Barclays PLC,

1 Churchill Place,

London E14 5HP,

United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified aggregate initial offering price or number of debt securities, which may be senior obligations or subordinated obligations having a stated maturity (the “Debt Securities”) of Barclays PLC, an English public limited company (the “Company”), and contingent convertible securities (“Contingent Convertible Securities”) of the Company, as well as 1,052,642,000 of ordinary shares (“Ordinary Shares”) of the Company and 1,052,642,000 of rights to purchase Ordinary Shares (including in the form of American Depositary Shares) (“Rights”) of the Company. We hereby confirm to you that our opinion is as set forth under the caption “Tax

Barclays PLC	– 2 –

Considerations – Material United States Tax Considerations” in the prospectus (the “Prospectus”), included in the Registration Statement on Form F-3 relating to the Debt Securities, Contingent Convertible Securities, Ordinary Shares and Rights (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Tax Considerations – Material United States Tax Considerations” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP